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                                                                     EXHIBIT 6.4


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (this "Agreement") dated as of August 16, 1999 between MIRACOM CORPORATION, a Nevada corporation (the "Company"), having its principal place of business located at 121 East First Street, Sanford, Florida 32771, and Ian Hart, residing at 228 Stonecliffe Aisle, Irvine, CA 92612 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive has experience in accounting and financial reporting for publicly held companies; and

         WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its Chief Financial Officer and the Executive desires to accept such employment.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

         2. TERM.

                  2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on October 4, 1999 (the "Commencement Date") and shall expire on December 31, 2000 unless sooner terminated in accordance with Section 6 hereof (the "Initial Term").

                  2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

                  2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment," and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the "Expiration Date."



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         3. COMPENSATION.

                  3.1 Base Salary. The Executive shall receive a base salary at the annual rate of One Hundred Thousand Dollars ($100,000) (the "Base Salary") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and, by action and in the discretion of the Board of Directors of the Company (the "Board"), may be increased at any time or from time to time.

                  3.2 Bonuses or Incentive Compensation. The Executive shall receive such bonuses or incentive compensation, if any, as the Board may in its sole and absolute discretion determine or pursuant to any bonus or incentive compensation plan adopted by the Board. Any bonuses or incentive compensation payable pursuant to this Subsection 3.2 are sometimes hereinafter referred to as "Incentive Compensation."

         4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Participation in Benefit Programs. The Executive shall be entitled to participate in or receive benefits under all of the Company's benefit plans in effect on the date hereof or made available in the future to employees and key management personnel of the Company, including without limitation, major medical, dental, life and disability insurance, profit sharing, stock option and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The commencement of inclusion of Executive as a participant in the Company's employee benefit plans shall be consistent with the waiting periods, if any, for the Company's executives generally. With respect to health insurance coverage for Executive's immediate family (defined as Executive's spouse and children), if such coverage is provided by the Company for its other executive officers, such coverage shall be provided on the same basis as it is provided to other executive officers of the Company.

                  4.3 Restricted Stock and Stock Option. Upon Executive's commencement of employment with the Company, the Executive shall be granted ten thousand (10,000) shares of restricted (Rule 144) stock (the "Restricted Stock"), which shall be subject to a Restricted Stock Agreement, the form of which is attached hereto as Schedule A. The Restricted Stock shall be forfeited to the Company should Executive voluntarily terminate his employment hereunder prior to April 4, 2000 or be discharged for Cause prior to April 4, 2000. Further, Executive shall be granted stock options for the purchase of one hundred twenty thousand (120,000) shares of



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common stock (the "Stock Option") at an exercise price of $1.75 per share, which
Stock Option shall be subject to a separate stock option agreement to be entered into concurrently herewith. The Stock Option shall become exercisable 33-1/3% six months from the Commencement Date, 33-1/3% twelve months from the Commencement Date and 33-1/3% eighteen months from the Commencement Date.

                  4.4 Other Benefits. The Executive shall be entitled to three
(3) weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by the Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

         5. DUTIES OF EXECUTIVE. During the Term of Employment under this Agreement, the Executive shall serve as the Chief Financial Officer of the Company, shall diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to
(i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or
(iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

         6. TERMINATION.

                  6.1 Termination for Cause Defined. Notwithstanding any other provision herein, this Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of termination if Executive's employment is terminated for "Cause." The following shall constitute grounds for termination of Executive's employment for
Cause: (i) willful or gross neglect by Executive of his duties which continues for ten (10) days after written notice of such neglect is provided to Executive by the Company; (ii) conviction of Executive of any felony; (iii) any breach of Executive's obligations under Section 8 of this Agreement; or (iv) willful misconduct by Executive in connection with the performance of his duties.

                  6.2 Death. In the event of the death of the Executive, this Agreement shall terminate without any liability to or upon the Company other than to pay Base Salary for services rendered prior to the date of the Executive's death, and the pro-rata portion of the Incentive Compensation which Executive has earned through the date of such termination.

                  6.3 Disability. The Company shall at all times have the right to terminate the Term of Employment, if the Executive shall become disabled as the term "Disability" is defined



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below. For purposes of this Agreement, the term "Disability" shall be deemed to have occurred if Executive becomes entitled to benefits under the Company's disability insurance plan as then in effect and cannot substantially perform his duties, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a an aggregate of 90 days in any consecutive 12-month period, or for a period of sixty (60) consecutive days. The date of the Disability shall be the on hundred twentieth (90th) or the sixtieth (60th) day, as the case may be. The Company shall have the sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. In the event Executive's employment is terminated because of a Disability, Executive shall be entitled to receive Executive's Base Salary for services rendered prior to the date of termination plus (a) only that compensation which is payable through the disability policy held by the Company or, if no such policy is in effect, then a severance equal to three (3) months Base Salary, payable in accordance with the Company's payroll practices, less withholding and other applicable federal and state deductions, and (b) the pro-rata portion of the Incentive Compensation which Executive has earned through the date of such termination.

                  6.4 Termination without Cause by Company. In the event that Executive's employment is terminated without Cause by Company, the Company will continue to pay Executive his Base Salary, and will continue Executive's health insurance benefits (and life insurance benefits, if any) as described in Section
4.2 of this Agreement for the greater of the balance of the Term of Employment or eight (8) months. The pro-rata portion of the Incentive Compensation which Executive has earned through the date of termination of employment shall be payable in a lump sum on the termination date. Relocation expenses of Seven Thousand Five Hundred Dollars ($7,500) shall be payable in a lump sum on the termination date. The Company may terminate Executive's employment under this Subsection 6.4 upon providing to the Executive at least sixty (60) days prior notice to that effect.

                  6.5 Voluntary Termination by Executive. If Executive voluntarily terminates employment with the Company during the Term of Employment and the Company has not breached this Agreement, or if the Executive is discharged for Cause, then Executive will not be eligible to receive, and the Company shall not be obligated to pay Executive any compensation (including any Incentive Compensation) or provide any benefits which might otherwise be due Executive hereunder for the remainder of the Term of Employment following such date of voluntary termination or discharge.

                  6.6 Resignation. Upon any termination of employment pursuant to this Section 6, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

         7. TERMINATION BY EXECUTIVE. Executive may, at his option, terminate this Agreement at any time, prior to the expiration of the Term, upon giving ninety (90) days prior written notice to that effect to the Company.



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         8. RESTRICTIVE COVENANTS.

                  8.1 Confidential Information. The Executive hereby acknowledges and agrees that in the course of his employment he will acquire knowledge and will have access to information, whether in written, typed or other form, regarding the business operations of the Company. Specifically, the following types of information are deemed confidential ("Confidential Information") and shall not be disclosed or used by the Executive except as required and authorized in furtherance of the Company's business: specific prospective customers of the Company; specific existing customers of the Company; other individuals and businesses with whom the Company does business; proprietary information; trade secrets, as defined in Section 688.002(4), Florida Statute's; financial or corporate records; operational, sales, promotional, and marketing methods and techniques; computer programs, including source codes and/or object codes; and/or any other proprietary, competition sensitive, or technical information or secrets developed with or without the help of the Executive.

                  8.2 Non-disclosure. The Executive shall not, during the term of his employment, or at any time thereafter, either directly or indirectly, communicate, publish, disclose, divulge, or use, or authorize anyone else to communicate, publish, disclose, divulge, or use, for the benefit of himself or any other person, persons, partnership, association, corporation, or other entity, any Confidential Information which may be communicated to the Executive or of which the Executive may be apprised by virtue of his employment with the Company. Any and all information, knowledge, know-how, and techniques which the Company designates as confidential shall be deemed confidential for purposes of this Agreement, except information which the Executive can demonstrate came to his attention prior to disclosure thereof by the Company; or which, at or after the time of disclosure by the Company to the Executive, lawfully had become a part of the public domain through lawful publication or communication by others.

                  8.3 Non-competition. The Executive covenants that, except as otherwise approved in writing by the Company, the Executive shall not, during the term of this Agreement, and for a continuous uninterrupted period of twenty-four (24) months commencing upon the expiration or termination of the Executive's employment relationship with the Company, regardless of the cause for termination, other than by the Company without Cause (as defined in Subsection 6.1 hereof), individually, or jointly with others, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any business enterprise which is the same as, similar to or competitive with the Company's Business (defined below), regardless of the geographical location of such other business enterprise, and shall not directly or indirectly act as an officer, director, employee, partner, contractor, consultant, advisor, principal, agent, or proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, consulting or otherwise) to or cooperate with, any such business enterprise; provided, however, that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association



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of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five (5%) percent of any class of capital stock of such corporation. For purposes of this Subsection 8.3, "Business" shall mean the (i) development and operation of e-commerce/Internet portals for the automotive parts industry, including but not limited to the sale of automotive parts to consumers and automotive parts retailers and wholesalers, and (ii) real time marketing research utilizing at client sites computerized interactive devices for the gathering of consumer information.

                  8.4 Non-solicitation of Employees and Clients. The Executive specifically acknowledges that he will have access to Confidential Information, including, without limitation, prospective and existing customers or customer lists of the Company. The Executive covenants and agrees that during the term of this Agreement, and for a continuous uninterrupted period of twenty-four (24) months, commencing upon the expiration or termination of the Executive's relationship with the Company, except as otherwise approved in writing by the Company, the Executive shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or entity:

                           (a) Divert or attempt to divert or solicit any
prospective or existing customer of the Company to any competitor by direct or indirect inducement or otherwise; or

                           (b) Employ or seek to employ any person who is at
that time employed by the Company, any affiliate of the Company, or otherwise directly or indirectly induce or solicit such person to leave his or her employment.

                  8.5 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically does assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  8.6 Reasonably Necessary. The Company and the Executive agree that the Confidential Information set forth in Subsection 8.1 and the substantial relationships with the Company's specific prospective and existing customers and vendors: (i) are valuable, special, and a unique asset of the Company; (ii) have provided and will hereafter provide the Company with a substantial competitive advantage in the operation of its business; and (iii) are a legitimate business interest of the Company. The Company and the Executive also agree that the existence



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of these legitimate business interests justifies the need for the restrictive covenants set forth in this Section 8, and the restrictive covenants are reasonably necessary to protect the Company's legitimate business interests.

                  8.7 Reasonable Restrictions. The Executive agrees and acknowledges; (a) that the geographical and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business interests of the Company; and (b) the restrictions contained in this Section 8 (including without limitation the length of the term of the provisions of this Section 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 8. It is agreed by the Executive that if any portion of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restriction shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time, and each country or portion thereof of the specified area being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective, so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against the Company.

                  8.8 Continuity of Restrictions. If the Executive shall violate any of the terms or covenants contained herein, and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the terms or covenants of this Agreement shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the initial breach of the terms or covenants contained in this Agreement, whether or not the Company had knowledge of the breach, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

                  8.9 Books and Records. All notes, data, reference material, sketches, drawings, memoranda, files, documents, specifications and any records in any way relating to any of the Confidential Information or to the Company's business, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company. Upon the request



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of the Company, or absent such request, upon the termination of the Executive's employment with the Company for any reason, the Executive shall immediately return the Company all such property, materials and any and all copies thereof in the Executive's possession.

                  8.10 Definition of Company. Solely for purposes of this
Section 8, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  8.11 Survival. The provisions of this Section 8 shall survive the termination of this Agreement, as applicable.

         9. INJUNCTION. The Executive agrees that a violation or a breach of the terms, covenants, or provisions contained in Section 8 of this Agreement would cause irreparable injury to the Company, and that the remedy at law for any violation or breach would be inadequate and would be difficult to ascertain, and therefore, in the event of the violation or breach, or threatened violation or breach of any such terms, covenants, or provisions contained in this Agreement, the Company shall have the independent right to enjoin the Executive from any threatened or actual activities in violation thereof. The Executive hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such terms, covenants, or provisions without the necessity of the Company providing proof of actual damages or the posting of a bond. In the event the Company does apply for such an injunction, the Executive shall not raise as a defense thereto that the Company has an adequate remedy at law. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have at law or in equity.

         10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.



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         11. RELOCATION; LOCATION OF PERFORMANCES.

                  (a) The parties acknowledge that the Executive is required to change his place of residence from California to the Orlando, Florida metropolitan area to perform hereunder. The Company shall pay all the costs and expenses of the Executive and his family connected with such relocation, including reasonable moving and travel expenses and reasonable temporary dwelling costs (for a period not to exceed 60 days), all such expenses not to exceed $7,500 for moving expenses and $4,500 for temporary dwelling costs.

                  (b) The Executive's services will be performed in the Seminole County, Florida area. The Executive's performance hereunder shall be within such area or its environs. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

         12. ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations thereunder.

         13. SEVERABILITY. If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Company is a party, the remaining covenants and provisions shall remain valid and enforceable. The Executive expressly agrees to be bound by any lesser covenant or provision subsumed within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

         14. DAMAGES; ATTORNEYS' FEES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable court costs and attorneys' fees of the other.

         15. GOVERNING LAW. The validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the local laws of the State of Florida (without giving effect to its conflicts of laws provisions), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         16. ENTIRE AGREEMENT. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the employment



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arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         17. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent: (a) if to the Company, addressed to 121 East First Street, Sanford, Florida 32771, Attention: President, or at such subsequent address of the headquarters of the Company; and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         18. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         19. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         20. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         21. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         22. INDEMNIFICATION.

                  (a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or



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was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                  (b) The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 22 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten
(10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 22, together with a reasonable accounting of such expenses.

                  (c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 22 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                  (d) The Company shall make the advances contemplated by this
Section 22 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Section 22 shall be unsecured and interest-free.

                  (e) The provisions of this Section 22 shall survive the termination of this Agreement.

         23. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original and all of which together shall constitute one and the same instrument. Facsimile signatures hereon shall have the same legal force and effect as original signatures.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.


                                      COMPANY:


                                      MIRACOM CORPORATION., a Nevada corporation



                                      By: /s/ Shawn Lucas
                                          --------------------------------------
                                          Shawn Lucas
                                          Chairman/Co-CEO/President


                                      EXECUTIVE:



                                      /s/ Ian Hart
                                          --------------------------------------
                                          Name: Ian Hart

                                   SCHEDULE A

                               MIRACOM CORPORATION

                                     FORM OF

                           RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the "Agreement") is made September ___, 1999, by and between Miracom Corporation, a Nevada corporation (the "Company"), and Ian Hart (the "Employee").

                                    AGREEMENT

         1. Award of Restricted Stock. The Board hereby grants, as of September ___, 1999 (the "Date of Grant"), to Employee Ten Thousand (10,000) shares of the Company's Common Stock, par value $.001 per share (the "Shares"), such Shares being issued to the Employee under this Agreement are subject to the restrictions provided under this Agreement and are referred to in this Agreement as "Restricted Stock." The Shares specified in this Section 1 and (i) all shares of the Company's capital stock received as a dividend or other distribution upon such Shares, and (ii) all shares of capital stock or other securities of the Company into which such Shares may be changed or for which such shares shall be exchanged, whether through reorganization, recapitalization, stock split-ups or the like, shall be subject to the provisions of this Agreement.

         2. Vesting of Restricted Stock.

         (a) Except as otherwise provided in Section 4 hereof, the Restricted Stock shall become vested after the first to occur of the following:

                  (i)      March 20, 2000;

                  (ii) on termination of the Employee's employment with the Company by reason of the Employee's death or Disability;

                  (iii) the Company's termination of Employee's employment with the Company without Cause;

                  (iv) the sale of substantially all of the assets of the Company; or

                  (v) the closing of an initial public offering of securities by the Company.

         (b) Notwithstanding any other provisions of this Agreement, the Board shall be authorized in its discretion, based upon its review and evaluation of the performance of the Employee and of the Company, to accelerate the vesting of any Restricted Stock under this Agreement, at such times and upon such terms and conditions as the Board shall deem advisable.

         (c) The Shares of Restricted Stock with respect to which the Employee shall have become vested pursuant to this Section 2 are sometimes referred to as the "Vested Shares", and any Shares of Restricted Stock with respect to which the Employee shall not have become vested pursuant to this Section 2 are sometimes referred to as the "Non-Vested Shares".

         (d) Except as provided in Section 6 hereof, the Employee shall not Transfer any Shares of Restricted Stock unless, until and only to the extent that the Shares have become Vested Shares, and any attempt to effect a Transfer of any Non-Vested Shares shall be void ab initio.

         3. Delivery of Restricted Stock.

                  (a) One or more stock certificates evidencing the Restricted Stock shall be issued in the name of the Employee but shall be held and retained by the Company until the Shares become Vested Shares. All such stock certificates shall bear the following legend:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT, DATED AUGUST ____, 1999, BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

                  (b) The Employee shall deposit with the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature guaranteed, corresponding to each certificate for all Shares of Restricted Stock until such Shares become Vested Shares. If the Employee shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, the Employee hereby irrevocably appoints the President of the Company as his attorney-in-fact to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company.

         4. Forfeiture. If the Employee's employment with the Company is terminated by the Company for Cause or voluntarily by the Employee, any Non-Vested Shares that do not become Vested Shares by reason of such termination pursuant to Section 2 hereof shall be returned to the Company and shall be deemed to have been forfeited by the Employee. The Board shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Employee's forfeiture of Non-Vested Shares pursuant to this Section 4.

         5. Rights with Respect to Restricted Shares.

                  (a) Except as otherwise provided in this Agreement, the Employee shall have, with respect to all Restricted Shares, all the rights of a shareholder of the Company, including the right to vote such Shares and receive cash dividends, if any, as may be declared on the Restricted Shares from time to time. Any shares issued to the Employee as a dividend with respect to the Restricted Shares shall have the same status and bear the same legends as the Restricted Shares and shall be held by the Company, of the Restricted Shares are being so held unless otherwise determined by the Board.

                  (b) In the event that the Restricted Shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Restricted Shares shall be appropriately adjusted to reflect such change. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

         6. Taxes.

                  (a) If the Employee properly elects, within thirty (30) days of the Date of Grant, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Date of Grant) of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), the Employee shall make arrangements satisfactory to the Board to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock. If the Employee shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

                  (b) If the Employee does not make the election described in Subsection 6(a) above, the Employee shall, no later than the date as of which the Restrictions referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Board for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

         7. Amendment, Modification and Assignment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Chairman or other duly authorized member of the Board. No waiver by either party of any breach by the other party hereto of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not be assigned by the Employee in whole or in part. The rights and obligations created hereunder shall be binding on the Employee and his heirs and legal representatives and on the successors and assigns of the Company.

         8. Employee's Representations. The Employee shall, if required by the Company, concurrently with the execution of this Agreement, deliver to the Company his Investment Representation Statement in the form attached to this Agreement as Exhibit A or in such other form as the Company may request.

         9. Adjustment of Shares. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Agreement shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of this Company resulting from a stock dividend or through any recapitalization, reclassification, stock split-up, combination or Company exchange of shares (other than any such exchange or issuance of shares through which capital stock is issued to effect an acquisition of another business or entity). Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to this Agreement. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

         10. Transactions by the Company. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Shares awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger, share exchange or consolidation by or of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock, that would rank prior to or on parity with the Shares; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

         11. Definitions. Unless otherwise defined herein, these terms shall have the following definitions:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Cause" shall have the same meaning as in the employment agreement between the Company and Employee, dated of even date herewith (the "Employment Agreement").

                  (c) "Disability" shall have the same meaning as in the Employment Agreement.

         12. Miscellaneous.

                  (a) No Right to Employment. The grant of the Restricted Shares shall not be construed as giving the Employee the right to be retained in the employ of the Company.

                  (b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

                  (c) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the grant under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the grant shall remain in full force and effect).

                  (d) No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Shares shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Employee or any other person. To the extent that the Employee or any other person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

                  (e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

                  (f) Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

         13. Complete Agreement; Binding Agreement. This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Employee.

         14. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company's offices at 1121 East First Street, Sanford, Florida 32771, or if the Company should move its principal office, to such principal office, and, in the case of the Employee, to the Employee's last permanent address as shown on the Company's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

         15. Termination of Agreement. Restricted Stock, to the extent not previously vested, shall become Vested Shares upon the closing of an initial public offering of common stock by the Company and, in such instance, this Agreement shall terminate.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                          MIRACOM CORPORATION



                                          By:
                                               Shawn Lucas
                                               President



                                               IAN HART, Employee

                                    EXHIBIT A

                       INVESTMENT REPRESENTATION STATEMENT

EMPLOYEE         :   Ian Hart

COMPANY          :   Miracom Corporation

SECURITY         :   Restricted Common Stock

AMOUNT           :   10,000 Shares (the "Securities")

DATE             :   September  ____, 1999

In connection with the grant of the above-referenced Securities, I, the Employee, represent to the Company the following:

         (a) Employee either:

                  (i) has a pre-existing personal or business relationship with the Company or one or more of its officers, directors or controlling persons, or

                  (ii) by reason of the Employee's business or financial experience or the business or financial experience of Employee's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect Employee's own interests in connection with the acquisition of the Securities.

         (b) I am aware of the Company's business affairs and financial condition, and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am receiving the Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

         (c) I understand that the Company's issuance of the Securities has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

         (d) I further understand that the Securities must be held indefinitely unless the transfer is subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, I understand that the Company is under no obligation to register any transfer of the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless registered or such registration is not required in the opinion of counsel for the Company.




                                                   -----------------------------
Dated:  _______________, 1999                      IAN HART